Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Second Quarter Fiscal 2010 Results

~Second Quarter 2010 Operating Loss of $6.4 Million versus Prior Year Operating Loss of $10.6 Million~

~Gross Margin Improves 90 Basis Points to 38.0% of Net Sales~

~Net Loss Decreases to $1.91 Per Diluted Share~

YORK, Pa.--(BUSINESS WIRE)--August 19, 2010--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the second quarter of fiscal 2010 and the year-to-date period ended July 31, 2010.

Second Quarter Highlights:

  Comparable store sales increased 0.2%.
  The gross margin rate was 38.0% of net sales, an increase of 90 basis points compared with the prior year period.
  Operating loss improved $4.3 million to $6.4 million, compared with an operating loss of $10.6 million in fiscal 2009.
  EBITDA increased $2.0 million to $21.3 million, compared with $19.3 million in fiscal 2009. EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).
  Net loss totaled $33.7 million, or $1.91 per diluted share, compared with a net loss of $34.8 million, or $2.04 per diluted share, for fiscal 2009.

Year-To-Date Highlights:

  Comparable store sales increased 1.6%.
  The gross margin rate improved 180 basis points to 37.7% compared with 35.9% in the prior year period.
  Operating loss improved $33.5 million to $0.8 million, compared with an operating loss of $34.2 million in the prior year period.
  EBITDA increased $29.3 million to $54.3 million, compared with $25.0 million in the prior year period (see Note 1).
  Net loss totaled $57.3 million, or $3.24 per diluted share, compared with a net loss of $80.2 million, or $4.72 per diluted share, in the prior year period.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “The results for the second quarter of 2010 met our expectations. We were pleased with the 90 basis-point increase in our gross margin rate. This helped drive the $4.3 million improvement in operating loss, after providing for incentive compensation and retirement contribution accruals.”

Mr. Bergren continued, “Overall, we were very pleased with our performance in the first half of fiscal 2010. Customers responded favorably to our merchandise assortment, including our exclusive private brands and national brands, while eCommerce continued its significant growth. Our value message continued to resonate with our customers through our key item program, including Incredible Value items. The continued reduction in clearance merchandise, combined with disciplined inventory management, led to the 180 basis-point improvement in our gross margin rate. Our inventory and expense control efforts resulted in our EBITDA dollars more than doubling from the prior year.”

“Looking ahead,” Mr. Bergren added, “we remain intently focused on driving sales as we continue to enhance our merchandise assortment by accelerating the penetration of exclusive and distinctive merchandise, tailoring our offerings by region and customer preference, and instituting innovative marketing programs. We believe we are on the right track to achieve our fiscal 2010 goals.”

Sales

For the second quarter of fiscal 2010, comparable store sales increased 0.2%. Total sales in the second quarter of fiscal 2010 decreased slightly to $608.6 million, compared with $609.2 million for the same period last year. Year-to-date comparable store sales increased 1.6%. Year-to-date total sales increased 1.3% to $1,270.0 million, compared with $1,253.8 million for the same period last year.

Other Income

Other income in the second quarter of fiscal 2010 decreased $2.1 million to $14.0 million, compared with $16.1 million in the second quarter of fiscal 2009. Year-to-date other income decreased to $27.9 million compared with $34.5 million in the prior year period. The reduction in other income for the second quarter and year-to-date period primarily reflects lower leased department income, the result of the conversion in late 2009 of Fine Jewelry to an owned department.

Gross Margin

In the second quarter of fiscal 2010, gross margin dollars increased $5.3 million compared with the second quarter of fiscal 2009. The gross margin rate for the second quarter of fiscal 2010 increased 90 basis points to 38.0% of net sales, compared with 37.1% in the second quarter of fiscal 2009, primarily reflecting increased net markup. Year-to-date gross margin dollars increased $28.2 million compared with the prior year period. The year-to-date gross margin rate improved 180 basis points to 37.7% compared with 35.9% in the prior year period, primarily reflecting increased net markup and a decreased net markdown rate.

Selling, General and Administrative Expenses (“SG&A”)

SG&A expenses increased $1.2 million to $224.2 million in the second quarter of fiscal 2010, compared with $222.9 million in the second quarter of fiscal 2009, primarily reflecting incentive compensation and retirement accruals in the current year, partially offset by cost control efforts. The SG&A expense rate for the second quarter of fiscal 2010 was 36.8%, compared with 36.6% in the prior year period. SG&A expenses year-to-date decreased $7.7 million compared with the prior year period, the result of cost control efforts, partially offset by incentive compensation and retirement accruals. The year-to-date SG&A expense rate decreased to 35.6% compared with 36.7% in the prior year period, reflecting both decreased expense dollars and higher sales volume in the current year.

EBITDA

EBITDA increased $2.0 million in the second quarter of fiscal 2010 to $21.3 million, compared with $19.3 million in the second quarter of fiscal 2009. EBITDA year-to-date increased $29.3 million to $54.3 million, compared with $25.0 million in the prior year period. EBITDA is not a measure recognized under generally accepted accounting principles (see Note 1).

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, decreased $2.3 million to $27.7 million in the second quarter of fiscal 2010, compared with $29.9 million in the second quarter of fiscal 2009. Depreciation and amortization expense year-to-date, including amortization of lease-related interests, decreased $4.2 million to $55.0 million, compared with $59.2 million in the prior year period.

Interest Expense, Net

In the second quarter of fiscal 2010, interest expense, net, increased $5.0 million to $28.2 million, compared with $23.2 million in the second quarter of fiscal 2009. Interest expense, net, year-to-date increased $10.6 million to $56.7 million, compared with $46.1 million in the prior year period. The increase reflects higher borrowing rates as a result of our amended and new credit facilities, partially offset by lower net borrowings.

Income Tax (Benefit) Provision

An income tax benefit of $0.8 million was recorded in the second quarter of fiscal 2010, compared with a $0.9 million income tax provision in the prior year period. The year-to-date income tax benefit increased to $0.2 million compared with $0.1 million in the prior year period.

Net Loss

Net loss totaled $33.7 million, or $1.91 per diluted share, for the second quarter of fiscal 2010 compared with a net loss of $34.8 million, or $2.04 per diluted share, for the second quarter of fiscal 2009. The year-to-date net loss was $57.3 million, or $3.24 per diluted share, compared with a net loss of $80.2 million, or $4.72 per diluted share, in 2009.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “As noted in the Company’s August 5, 2010 sales press release, our excess borrowing capacity at the end of the second quarter of fiscal 2010 under our revolving credit facility was approximately $391 million, well above the required minimum availability.”

Mr. Plowman added, “We are updating our full year 2010 guidance for EBITDA to a range of $235 million to $245 million and for income per diluted share to a range of $0.80 to $1.35. Additionally, our estimate for cash flow (see Note 2) is a range of $80 million to $90 million, which we believe will permit us to manage and reduce our debt levels. Assumptions reflected in our full-year guidance include:

  Comparable store sales in a range of 1.0% to 2.0% increase;
  Gross margin rate of 37.6% to 37.7%;
  Reduction of $15 million to $20 million in SG&A expense;
  Effective tax rate of 0%;
  Capital expenditures not to exceed $50 million, net of external contributions; and
  Estimated 18.5 million to 19.0 million average shares outstanding.”

Conference Call Details

The Company’s quarterly conference call to discuss its second quarter of fiscal 2010 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (877) 719-9796 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, September 2, 2010. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 4193468. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available through Thursday, September 2, 2010.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 278 department stores, which includes 11 furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, in the Detroit, Michigan area, under the Parisian nameplate. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; changes in the terms of the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a security breach; the ability to reduce SG&A expenses; the incurrence of unplanned capital expenditures; the ability to realize the expected benefits from our planned changes in operating structure; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the CARD Act; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as earnings before interest, income taxes and depreciation and amortization, including amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income, plus depreciation and amortization, including amortization of lease-related interests, plus the tax refund minus capital expenditures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)	July 31,	January 30,
(Unaudited)	2010	2010
Assets
Current assets:
Cash and cash equivalents	$15,282	$18,922
Merchandise inventories	675,636	659,399
Prepaid expenses and other current assets	69,100	87,690
Total current assets	760,018	766,011
Property, fixtures and equipment at cost, net of accumulated depreciation and amortization of $642,815 and $594,020 at July 31, 2010 and January 30, 2010, respectively	724,634	756,618
Deferred income taxes	12,274	13,303
Intangible assets, net of accumulated amortization of $42,570 and $38,477 at July 31, 2010 and January 30, 2010, respectively	134,422	138,794
Other long-term assets	39,805	47,281
Total assets	$1,671,153	$1,722,007
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$219,811	$163,671
Accrued payroll and benefits	35,656	48,297
Accrued expenses	149,900	160,737
Current maturities of long-term debt	7,738	7,509
Current maturities of obligations under capital leases	5,239	5,044
Deferred income taxes	14,601	14,820
Income taxes payable	193	-
Total current liabilities	433,138	400,078
Long-term debt, less current maturities	928,259	951,315
Obligations under capital leases, less current maturities	62,737	65,405
Other long-term liabilities	159,305	163,453
Total liabilities	1,583,439	1,580,251
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares of 16,449,569 and 15,942,348 at July 31, 2010 and January 30, 2010, respectively	164	159
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued and outstanding shares of 2,951,490 at July 31, 2010 and January 30, 2010	30	30
Treasury stock, at cost - 337,800 shares at July 31, 2010 and January 30, 2010	(1,387)	(1,387)
Additional paid-in-capital	148,967	149,649
Accumulated other comprehensive loss	(49,006)	(52,912)
(Accumulated deficit) retained earnings	(11,054)	46,217
Total shareholders' equity	87,714	141,756
Total liabilities and shareholders' equity	$1,671,153	$1,722,007

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands except per share data)	July 31,	August 1,	July 31,	August 1,
(Unaudited)	2010	2009	2010	2009

Net sales	$608,596	$609,228	$1,269,969	$1,253,759
Other income	14,024	16,076	27,862	34,468
	622,620	625,304	1,297,831	1,288,227

Costs and expenses:
Costs of merchandise sold	377,151	383,097	791,491	803,463
Selling, general and administrative	224,163	222,923	452,076	459,750
Depreciation and amortization	26,516	28,696	52,740	56,794
Amortization of lease-related interests	1,147	1,217	2,293	2,444
Loss from operations	(6,357)	(10,629)	(769)	(34,224)
Interest expense, net	28,177	23,194	56,690	46,120

Loss before income taxes	(34,534)	(33,823)	(57,459)	(80,344)
Income tax (benefit) provision	(804)	939	(187)	(141)

Net loss	$(33,730)	$(34,762)	$(57,272)	$(80,203)

Basic loss per share	$(1.91)	$(2.04)	$(3.24)	$(4.72)

Diluted loss per share	$(1.91)	$(2.04)	$(3.24)	$(4.72)

Other financial data:
EBITDA (1)	$21,306	$19,284	$54,264	$25,014

(1) EBITDA Reconciliation

The following table reconciles net loss to EBITDA for the period indicated:

	THIRTEEN		TWENTY-SIX
	WEEKS ENDED		WEEKS ENDED
(In thousands)	July 31,	August 1,	July 31,	August 1,
(Unaudited)	2010	2009	2010	2009

Net loss	$(33,730)	$(34,762)	$(57,272)	$(80,203)
Adjustments:
Income tax (benefit) provision	(804)	939	(187)	(141)
Interest expense, net	28,177	23,194	56,690	46,120
Depreciation and amortization	26,516	28,696	52,740	56,794
Amortization of lease-related interests	1,147	1,217	2,293	2,444

EBITDA	$21,306	$19,284	$54,264	$25,014

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com